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                                                                   Exhibit 10.13


               WEBSITE DEVELOPMENT, HOSTING AND LICENSE AGREEMENT

      THIS WEBSITE DEVELOPMENT, HOSTING AND LICENSE AGREEMENT (the "Agreement") is entered into and effective as of February 22, 2000 (the "EFFECTIVE DATE") by and between Imperial Capital, LLC, a Delaware limited liability company, located at 150 South Rodeo Drive, Suite 100, Beverly Hills, California 90212 ("IC"), and Freerealtime.com, Inc., a DELAWARE corporation located at 3333 Michelson Drive, Suite 430, Irvine, CA 92612 ("FRTI").

                                    RECITALS

      A. IC desires to create a Web Site (as defined below) located at the URL www.icbonds.com for the purpose of providing news, analysis, research, financial information and other content of interest to persons who invest in municipal, corporate, treasury and other types of bonds and fixed income securities, and to facilitate an online order execution system for customers of IC.

      B. FRTI has certain expertise and capabilities in the provision of financial and investment services delivered through a Web Site, including those offered at the FRTI Web Site (as defined below), as well as in the development, hosting and maintenance of Web Sites generally. FRTI also has a significant user base interested in investment information and investment services.

      C. IC desires to engage FRTI, and FRTI desires to be so engaged, to provide certain professional services to IC involving the creation, implementation, hosting and maintenance of (i) the Bond Internet Ordering Execution System or BIOES (as defined below), (ii) the IC Web Site for the dissemination of IC Content (as defined below) and within which the BIOES will reside, and (iii) a Fixed Income Corner (as defined below) within the FRTI Site which will include IC Content and a Link to the IC Web Site, all in accordance with the terms of this Agreement. IC also desires to obtain from FRTI, and FRTI desires to provide access to, FRTI's user base as a source of traffic to access the IC Web Site and the BIOES.

      D. IC is a licensed broker-dealer under the Securities Exchange Act of 1934, as amended, and under the laws of each state in which it does business, and such licenses allow IC to conduct its business as now conducted. It is the intention of the parties that IC will have complete responsibility as a registered broker-dealer for all activities and services that may only be offered by a broker-dealer, and that Freerealtime.com will not undertake any activity or receive any compensation that would require that Freerealtime.com be licensed as a broker-dealer.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

      1.1 "BOND EXPRESS SYSTEM" means the existing proprietary database for traders regarding current bond offerings operated by BARRA, Inc., and accessible to IC by virtue of a license from BARRA, Inc.
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      1.2 "BOND INTERNET ORDER EXECUTION SYSTEM" or "BIOES" means the system with which customers to the IC Web Site can execute orders to purchase and/or sell fixed income securities.

      1.3 "BIOES WEB SITES" means the IC Web Site and the Fixed Income Corner of the FRTI Web Site.

      1.4 "CODE" means computer programming/formatting code, any files necessary to make image maps function, any server code necessary to make forms, buttons, check-boxes or similar functions, code necessary to perform database functions, reports, firewalling, disk access, and any other similar function or process required by, or developed under this Agreement. If not otherwise specified, Code shall include both Object Code and Source Code.


      1.5 "CONFIDENTIAL INFORMATION" means any proprietary or confidential information, including Intellectual Property, information relating to customers and/or users, and other similar rights regarding information marked or otherwise treated by the party owning such as confidential. Confidential Information does not include any information which (a) is previously known to a disclosing party without obligation of confidence, and without breach of this Agreement, (b) is disclosed to the public generally through no wrongful act of the disclosing party, (c) is received from a third party not having an obligation of confidence and without breach of this Agreement, or (d) is independently developed by a disclosing party without access to the other party's confidential information.

      1.6 "DEVELOPED SOFTWARE" means all Code, supporting technologies and Web Pages which constitute the IC Web Site and/or the BIOES developed by FRTI for IC pursuant to this Agreement, except FRTI Intellectual Properties.

      1.7 "FIXED INCOME CORNER" means that portion, section or Web Page(s) within the FRTI Web Site that is dedicated to providing information relating to fixed income investment vehicles and which contains IC Content and a Link to the IC Web Site.

      1.8 "FRTI CONTENT" means content and branding of FRTI which may be used by IC and or FRTI in a specified Look and Feel format on the Fixed Income Corner, the BIOES and the IC Web Site.

      1.9 "FRTI INTELLECTUAL PROPERTY" means all FRTI Content, FRTI Software, FRTI Tools and all other FRTI copyrights, patents, trade marks, service marks, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States, or any other state, country or jurisdiction. The FRTI Intellectual Property also includes all upgrades, improvements, expansions, alterations, and additions made by FRTI during the term of this Agreement and during the course of performing its obligations under this Agreement.

      1.10 "FRTI SERVICES" means those services performed by FRTI hereunder.

      1.11 "FRTI SOFTWARE" shall mean any Code, standardized subroutines, command structures, algorithms, processes, design, all interfaces, navigational devices, menus, menu structures
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or arrangements, icons, help and other operational instructions and the literal and nonliteral expressions of ideas that are proprietary to FRTI.

      1.12 "FRTI TOOLS" means all FRTI Software (as defined above) and development tools and programming techniques developed or owned by FRTI for use in the development or operation of web sites, including without limitation the IC Web Site, whether existing prior to the commencement of this Agreement, together with all modifications to and enhancements of, and all derivative works (other than the Developed Software) based upon, such FRTI Software and FRTI Tools, and all Intellectual Property Rights therein. FRTI Tools shall not include the Developed Software, any IC Content or third party software.

      1.13 "FREEREALTIME WEB SITE" or "FRTI WEB SITE" means the Web Site at the URL www.freerealtime.com from time to time and any additional web site that FRTI or any affiliate may from time to time use.

      1.14 "IC CONTENT" means content and branding of IC which may be used by IC and or FRTI in a specified Look and Feel format on the Fixed Income Corner, the BIOES and the IC Web Site, and drawings, pictorial works, motion pictures, animations, audiovisual works, taxonomy, database, text and other works of authorship and all other components of the IC Web Site, other than the FRTI Tools, created by or on behalf of IC.

      1.15. "IC INTELLECTUAL PROPERTY" means all IC Content, IC Software, and all other IC copyrights, patents, trade marks, service marks, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States, or any other state, country or jurisdiction. The IC Intellectual Property also includes all upgrades, improvements, expansions, alterations, and additions made by IC during the term of this Agreement and during the course of performing its obligations under this Agreement.

      1.16 "IC SOFTWARE" shall mean any Code, standardized subroutines, command structures, algorithms, processes, design, all interfaces, navigational devices, menus, menu structures or arrangements, icons, help and other operational instructions and the literal and nonliteral expressions of ideas that are proprietary to IC.

      1.17 "IC WEB SITE" means the Web Site at the URL www.icbonds.com or any additional Web Site or URL that IC may use for the same purpose at a later date.

      1.18 "LICENSE" means a limited, worldwide, non-exclusive, perpetual, royalty free license to applicable FRTI Intellectual Properties and as more fully set forth in Section 14, below.

      1.19 "LINK" means a hypertext link directly between Web Pages on the World Wide Web that may be initiated by clicking an icon, logo, button, image or text.

      1.20 "LOOK AND FEEL" means the general appearance and functionality of any IC Content, BIOES Web Site or the BIOES, made, designed, hosted, displayed and made available pursuant to this Agreement.

      1.21 "MARKETING COMMITTEE" means a committee of two or more individuals, an even
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number of representatives of which shall be from FRTI and IC, and which shall have the sole and exclusive responsibility and authority to determine, approve and implement the Marketing Plan. Initially, the Marketing Committee will be two members, and will not be increased without the prior written consent of both parties.

      1.22 "MARKETING PLAN" means the plan to market and promote the BIOES Web Sites, and the BIOES, as more fully set forth in Section 15, below.

      1.23 "OBJECT CODE" shall mean Code in machine-readable form generated by compilation of Source Code and contained in a medium that permits it to be loaded into and operated on computers as contemplated by this Agreement.


      1.24 "SOURCE CODE" shall mean Code in programming and/or page mark-up languages such as "C" and HTML, including all comments and procedural code (e.g., job control language (JCL) statements), plus all related development documents (e.g., flow charts, schematics, statements of principles of operations, end-user manuals, architectural standards, and any other specifications).

      1.25 "STATEMENT OF WORK" means all of the services, obligations, efforts and functions reasonably necessary or required to develop and host the BIOES Web Sites (including the IC Content) and the BIOES in accordance with the terms and conditions of this Agreement, as more fully set forth in detail in Exhibit A to be attached to this Agreement in the manner contemplated by Section 2.1, below.

      1.26 "WEB PAGE" means a document or file that is intended to be accessible by Internet users with a web browser.

      1.27 "WEB SITE" means a series of interconnected Web Pages hosted in a single Web domain.

2. DEVELOPMENT PLAN AND FEE

      2.1 FRTI shall deliver the Statement of Work to IC within 20 days of the execution of this Agreement. IC will approve the Statement of Work in writing, or alternatively, shall provide a statement in reasonable detail of any deficiencies therein, within 5 business days of receipt thereof. In the event of rejection, the parties will work diligently to complete a mutually satisfactory Statement of Work, and upon completion, will again commence the delivery and acceptance procedure set forth in this Section 2.1. Once the Statement of Work has been accepted by IC, IC shall become obligated to pay to FRTI the development fees set forth in Section 11, below.
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3. DESIGN, HOSTING AND MAINTENANCE OF THE FIXED INCOME CORNER

      3.1 Design. FRTI will use FRTI Content and IC Content to design, produce, host and maintain the structure and content comprising the Fixed Income Corner of FRTI's Web Site, including by providing any necessary and suitable hardware and any other equipment or facilities necessary to fulfill such requirements. The IC Content, the BIOES and the IC Web Site shall be hosted in accordance with specifications that are commercially reasonable in relation to other similar web sites and the FRTI Web Site ("HOSTING SPECIFICATIONS").

      3.2 Link to the BIOES. FRTI shall design, configure and maintain the Fixed Income Corner to include a prominent Link from the Fixed Income Corner to the BIOES located within the IC Web Site in a manner consistent with Section 9, below. In addition, FRTI shall at all times maintain the Fixed Income Corner as a prominent part of the FRTI Web Site.

      3.4 Updates. Both parties understand and agree that the IC Content and/or the FRTI Content contained within the Fixed Income Corner may require updated information (the "CONTENT UPDATES"). Each party shall deliver their respective Content Updates in a media and delivery method mutually agreed upon by both parties. FRTI shall incorporate any and all Content Updates to the Fixed Income Corner approved by IC during the Term of this Agreement.

      3.5 Launch Date. Both parties understand and agree that time is of the essence and that Phase One of the Statement of Work regarding the IC Web Site shall be made available on or before May 31, 2000 (the "LAUNCH DATE"), unless such date is extended by IC.

4.    DESIGN, HOSTING AND MAINTENANCE OF THE BIOES

      4.1 Design. FRTI and IC will use FRTI Content and IC Content to jointly design, program and produce the BIOES, and FRTI will host and maintain the BIOES residing on the IC Web Site, including by providing any necessary and suitable hardware and any other equipment or facilities necessary to fulfill such requirements, in accordance with the Hosting Specifications.

      4.2 Look and Feel. FRTI and IC will work together to develop the operation of the BIOES, and the Look and Feel for the BIOES, the FRTI Content and IC Content appearing on the BIOES; provided, however, that IC shall have exclusive control and discretion over the functions, performance and all other operational aspects of the BIOES.

      4.3 Updates and Modifications. Both parties understand and agree that the IC Content and/or the FRTI Content included within the BIOES may require Content Updates. Each party shall deliver their respective Content Updates in a media and delivery method mutually agreed upon by both parties. FRTI shall incorporate any and all Content Updates to the BIOES approved and provided by IC during the Term of this Agreement. Both parties also understand and agree that the BIOES may require modifications to the way it operates ("BIOES MODIFICATIONS"). IC and FRTI shall work together to develop appropriate BIOES Modifications during the Term of this Agreement; provided, however, IC shall have sole discretion and approval over all BIOES Modifications.

      4.4 Launch Date. Both parties understand and agree that time is of the essence and that the BIOES shall be made available on or before the Launch Date.
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      4.5 Location of the Service. The BIOES will reside within the IC Web Site which will reside on FRTI's servers and utilize FRTI's Internet connection.

5.    DESIGN, HOSTING AND MAINTENANCE OF THE IC WEB SITE

      5.1 Design of the IC Web Site. FRTI and IC will use FRTI Content and IC Content to jointly design, program and produce the IC Web Site, and FRTI will host and maintain the IC Website, including by providing any necessary and suitable hardware and any other equipment or facilities necessary to fulfill such requirements, in accordance with the Hosting Specifications. FRTI's hosting obligation shall be carried out in a manner consistent with the manner in which FRTI currently hosts www.freerealtime.com.

      5.2 Updates. Both parties understand and agree that the IC Content and/or the FRTI Content included within the IC Web Site may require Content Updates. Each party shall deliver their respective Content Updates in a media and delivery method mutually agreed upon by both parties. FRTI shall incorporate any and all Content Updates to the IC Web Site approved and provided by IC during the Term of this Agreement.

      5.4 Launch Date. Both parties understand and agree that time is of the essence and that the IC Web Site shall be made available on or before the Launch Date.

      5.5 Location of the Service. The IC Web Site may be located as a separate Web Site, or as Web Pages within IC's existing Web Site, at the sole and exclusive discretion of IC, but in either event, will reside on FRTI's servers and utilize FRTI's Internet connection.

6.    FRTI'S OBLIGATIONS

      6.1 Performance of Services. FRTI agrees to diligently and professionally complete the development of the Fixed Income Corner, the BIOES and the IC Web Site in accordance with the terms and conditions of this Agreement and as defined and described in the Statement of Work, and more specifically, to do the following:

            (i) FRTI will offer an appropriate level of e-mail customer support on the Fixed Income Corner of the FRTI Web Site to BIOES customers, and cooperate with IC to effectively coordinate the delivery of their customer services.

            (ii) Make available to the BIOES Web Sites all existing and future elements of the FRTI brand and FRTI Content, including trademarks, real time quotes, proprietary and allied financial information content and analytic tools which FRTI has the right to provide. The parties shall determine the nature and scope of access and use of such FRTI Content as consistent with the objective of maximizing the BIOES customers and the economic value of the parties' relationship while preserving the integrity of the FRTI brand.

            (iii) Develop and host a mechanism whereby IC "contributing editors" can update the content and offerings on the BIOES Web Sites.

            (iv) Cooperate with IC to develop and execute the Marketing Plan and use commercially reasonable efforts to market the BIOES Web Sites to potential customers, including existing customers of FRTI, through commercially reasonable marketing efforts. Those efforts will
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include, without limitation, engaging in a substantive analysis of existing customers of FRTI to determine which customers may be potential buyers of fixed income securities, and referring such customers to IC and sending email proposals to such prospects on IC's behalf.

            (v) Develop and manage the database and marketing system for a periodic e-mail newsletter with content created by IC for delivery to FRTI and IC customers.

            (vi) Offer a level of customer service to BIOES customers equal to that provided to FRTI's existing clients, including minimum site and on-line system performance levels available from comparable on-line brokerage services, and cooperate with IC to effectively coordinate the delivery of their respective customer services. FRTI will use commercially reasonable efforts to maintain the BIOES Web sites' performance to the standards it accords to its own Web Site. FRTI will administer all Web servers and front-end databases. FRTI will devote a webmaster for update and maintenance of the BIOES Web Sites.

      6.2 Delivery. FRTI shall complete the BIOES Web Sites and the BIOES in accordance with the Statement of Work, in a manner reasonably acceptable to IC ("FINAL DELIVERY"), at least two (2) business days before the Launch Date. Failure to make a timely Final Delivery as set forth in this Section 6.2 shall constitute a material breach of this Agreement. Adequate supporting documentation shall be delivered to IC in printed and in electronic format. FRTI Software shall be delivered to IC in electronic format.

      6.3 Employees. During the term of this Agreement and for a period of six months thereafter, FRTI shall not (a) induce or attempt to induce any employee of IC to leave the employ of IC or hire any such employee, or in any way interfere adversely with the relationship between any such employee and IC, (b) induce or attempt to induce any employee of IC to work for, render services or provide advice to or supply Intellectual Property or Confidential Information of IC to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of IC to cease doing business with IC or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and IC. During the term of this Agreement and for a period of six months thereafter, IC shall not (a) induce or attempt to induce any employee of FRTI to leave the employ of FRTI or hire any such employee, or in any way interfere adversely with the relationship between any such employee and FRTI ,
(b) induce or attempt to induce any employee of FRTI to work for, render services or provide advice to or supply Intellectual Property or Confidential Information of FRTI to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of FRTI to cease doing business with FRTI or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and FRTI .

      6.4 Conduct of Business. FRTI shall conduct, and cause each of its employees, consultants, independent contractors and agents to conduct their respective obligations under this Agreement in all material respects in accordance with applicable provisions of federal, state, local and foreign law. As to matters and activities with respect to which a broker-dealers license is required, IC shall have the responsibility of supervising and assuring compliance with applicable securities and licensing laws and regulations.

      6.5 Action. Subject to the terms and conditions of this Agreement, FRTI shall take, or
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cause to be taken, all actions, and to do or cause to be done all things necessary, proper or advisable (to the extent commercially reasonable) under applicable laws and regulations to carry out its duties under this Agreement.

      6.6 Consents; Permits. FRTI shall use its best efforts to obtain all consents required to be obtained in order for FRTI to carry out its duties contemplated by this Agreement.

      6.7 Status Reports. FRTI will confer in good faith and on a regular and frequent basis with representatives of IC to report any matter of materiality and the general status of its ongoing obligations under this Agreement.

      6.8 Cooperation. FRTI shall fully cooperate with IC in connection with the development of the IC Content, the BIOES and the IC Web Site and the performance of its obligations hereunder.

      6.9 Registrations. To promote awareness and drive traffic to the BIOES Web Sites, FRTI shall separately register the BIOES Web Sites with the following major search engines: Yahoo; Lycos; Alta Vista; Excite

7.    IC REVIEW AND RESPONSE.

      7.1 IC Acceptance. Upon notification by FRTI that it has effected its Final Delivery of the completed Statement of Work by FRTI to IC, IC will accept or reject the Final Delivery within ten (10) business days by written notice. Failure to give written notice of acceptance or rejection within that period will constitute acceptance. IC may reject the Final Delivery only if the Final Delivery fails to meet the requirements stated in the Statement of Work. IC must provide FRTI with written notice explaining any and all rejections in detail.

      7.2 IC Rejection. If IC rejects the Final Delivery, FRTI will promptly correct the failures specified in the rejection notice within fifteen (15) business days of the rejection. When it believes that it has made the necessary corrections, FRTI will again submit the Final Delivery to IC and the acceptance/rejection/correction provisions above shall be reapplied until the Final Delivery is accepted; provided, however, that upon the third or any subsequent rejection or if any of the corrections are not made within fifteen
(15) days of any rejection, IC may terminate this Agreement at its discretion, as provided under Section 13.

8.    IC'S OBLIGATIONS

      8.1 Content. IC shall use commercially reasonable efforts to develop and supply professional quality research, content, and tools, updated daily (or as otherwise reasonably available to IC), for incorporation into the BIOES Web Sites; including a daily list of bond offerings, and updates to the Bond Express system or any system later developed to replace the Bond Express system.

      8.2 Customer Account Management. IC shall use commercially reasonable efforts to develop and provide order execution services for customer bond orders, "back office" customer account management, including: account openings, credit, all trading, clearing, and related functions, administer and process all appropriate customers accounts in compliance with all regulatory and IC control requirements.
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       8.3 Customer Support. IC shall offer an appropriate level of customer support, including: e-mail and telephone support services to IC Web Site customers at a level of customer service at least equal to that provided to IC's existing clients, including industry standard execution system performance levels. IC will cooperate with FRTI to effectively coordinate the delivery of their respective customer services.

      8.4 Marketing and Promotion. IC shall cooperate with FRTI to develop and execute the Marketing Plan and market and promote the BIOES Web Sites to potential customers through commercially reasonable marketing efforts.

      8.5 Compliance with Securities and Licensing Laws and Regulations.

            (a) IC shall be responsible for all trading and related functions. IC shall administer and process all appropriate customer accounts and records, clearing firm approvals, and customer accounts in compliance with all regulatory and internal control requirements.

            (b) IC shall have absolute discretion to accept or reject any account and to continue or discontinue to do business with any customer.

            (c) IC or its agent shall have the exclusive right and authority to determine, process, and collect all payments related to the execution and clearing of all securities transactions.

            (d) IC shall have the responsibility for supervising and assuring compliance with federal and state securities laws and all rules and regulations of the Securities and Exchange Commission and the various state securities regulatory agencies relating to its securities and broker-dealer activities.

      8.6 Cooperation in Development. IC shall use its commercially reasonable efforts to cooperate with FRTI as FRTI works to fulfill its obligations under this Agreement. Such cooperation shall include, without limitation, consultation with the personnel of IC who are the most knowledgeable about the particular issue at hand, performing the obligations of IC under this Agreement in a timely manner, providing content and IC Intellectual Property in the form and format reasonably requested by FRTI, and undertaking such other actions that are not enumerated in this Agreement but are reasonably related to the purposes of this Agreement or may be reasonably expected to be rendered by IC during the course of this Agreement.


9.    EXCLUSIVITY

      9.1 Order Execution System. FRTI and IC both agree that during the Term of the Agreement and subject to Section 9.3, below, the IC Web Site will be the exclusive Internet Web Site through which either company will promote or offer Internet-based order execution services for "fixed income" securities to retail and institutional investors; provided that the following conditions occur:

            9.1.1 At least $30,000 shall be received by FRTI under Section 11.2, below, in any of the calendar months commencing in the sixth (6th) month following the Launch Date through the eighth (8th) month following the Launch Date, and
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            9.1.2 At least $65,000 shall be received by FRTI under Section 11.2, below, in any of the calendar months commencing in the ninth (9th) month following the Launch Date through the eleventh (11th) month following the Launch Date, and.

            9.1.3 At least $90,000 shall be received by FRTI under Section 11.2, below, in any of the calendar months commencing in the twelfth (12th) month following the Launch Date through the fifteenth (15th) month following the Launch Date, and.

            9.1.4 At least $115,000 shall be received by FRTI under Section 11.2, below, in any of the calendar months commencing in the sixteenth
      (16th) month following the Launch Date through the eighteenth (18th) month following the Launch Date.

      Notwithstanding the foregoing, in the event that the minimum payment levels set forth in this Section 9.1 are not met in any given calendar month, IC shall have the option, exercisable by payment within fifteen days of the end of any calendar month, to pay to FRTI an amount equal to the difference between the minimum payment obligation for such month provided for in this Section 9 and the amount actually payable under Section 11.2, so as to preserve the exclusivity provided for by this Section 9. Any payments so made by IC may be deducted from any future amounts payable to FRTI pursuant to Section 11.2 which are in excess of the minimum amounts for such month provided for in this Section 9.

      9.2. Links to Other Fixed Income Web Sites. FRTI and IC both agree that during the Term of the Agreement and subject to Section 9.3, below, FRTI will not enter into any other agreement, contract or other similar arrangement the primary purpose of which is to feature a Link to a Web Site engaging in the retail and/or institutional trading of "fixed income" securities. FRTI agrees not to create or sponsor any additional or similar information Web Page, Web Site or service dedicated to information regarding fixed income securities.

      9.3 Other Advertising. Notwithstanding the foregoing provisions, this Agreement shall not be construed to prohibit FRTI from allowing advertising over which FRTI has no editorial control, and "buttons" which create a Link, but do not specify within the content contained in the button that the Link is to a Web Site that sells "fixed income" or "high-yield" securities.

10.   MUTUAL CONSENT

      The parties agree that nothing in this Agreement shall constitute a joint venture by and/or between FRTI and IC. However, FRTI and IC both agree that the Marketing Plan for the BIOES Web Sites shall be subject to the approval of the Marketing Committee.

11.   PAYMENTS AND REPORTING

      11.1 Development Fees. Pursuant to an additional engagement letter to be entered into between the parties, IC will agree to reimburse FRTI its actual direct out-of-pocket costs incurred in connection with the development of the BIOES, and the IC Web Site.

      11.2 Network Communications Fees. IC will pay FRTI a network communications fee equal to five dollars ($5.00) per securities transaction (the "COMMUNICATIONS FEE") executed through the BIOES. It is understood that FRTI is in the process of obtaining its license to become a registered securities broker/dealer, and that it is in the interest of both FRTI and IC for FRTI to obtain such brokerage license. At such time as FRTI obtains its license to become a registered securities broker/dealer, IC, in lieu of the Communications Fee, agrees to pay FRTI a commission equal to 20% of the net sales credit derived from each transaction effected through the BIOES which was first introduced by FRTI. For purposes of this Section, net sales credit means gross sales credit less clearing and Bond Express fees, direct Web Site hosting expenses and certain hedging expenses standard within the securities industry. In an effort to provide FRTI an incentive to obtain such license, IC hereby agrees to pay FRTI a special one-time discretionary bonus in an amount to be mutually agreed upon at a later date. Such bonus amount will be earned and payable at such time as FRTI receives its brokerage license; provided however, such bonus amount will only be payable to FRTI if such license is obtained by the earlier of (i) the termination of this Agreement and (ii) December 31, 2000.

      Upon termination of this Agreement, other than a termination by IC pursuant to Sections 13.2.1, 13.2.2 or 13.2.4, in consideration of the licenses granted by FRTI to IC in this Agreement, FRTI shall be entitled to fifty (50%) of the amount of the fees referenced above for one (1) year from the termination of this Agreement.

      11.3 Services Expenses. IC will reimburse FRTI for its direct transaction out-of-pocket costs incurred in connection with the ongoing Web hosting services ("DIRECT HOSTING COSTS"). Third party costs related to the Marketing Plan (including sales brochures and materials, etc.) shall be approved by the Marketing Committee, and will be funded on a 50/50 basis by the parties.

      11.4 Timing of Payments. All payments hereunder shall be payable monthly on or before the 15th day of each month immediately following the month in which such payment obligation arises.

      11.5 Reporting. Both parties agree to maintain complete and adequate records relating to traffic on the BIOES Web Sites, Net Profits, fees pursuant to this Agreement, and other relevant data and operating statistics, as applicable. Each party shall produce monthly reports in a form and content reasonably acceptable to the other party of all such data; provided, that neither party shall be obligated to report to the other concerning individual customer identity or account information.

      11.6 Audit Rights. FRTI shall have the right on an annual basis to audit the books and records of IC, either personally or by agent for the limited purposes of verifying the amount of compensation owed to FRTI under this Agreement and for no other purpose. The time of the audit shall be mutually convenient to FRTI and IC, but shall not be later 30 days after a notification of intent to audit by FRTI. If FRTI determines that IC has underpaid FRTI the amount owed under this Agreement by an aggregate amount in excess of seven percent (7%), then IC shall pay the cost of the audit.

12.   ORDER PAYMENTS

      IC will have the exclusive right and authority to determine, process, and collect all payments related to the execution and clearing of all securities transactions through the BIOES. FRTI will have no legal interest or obligation in such order processing and nothing in this Agreement is intended to include, preclude or require FRTI to become a broker-dealer or become involved in broker-dealer operations.

13.   TERM AND TERMINATION

      13.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the date which is eighteen (18) months following the Launch Date, unless terminated pursuant to the provisions of Section 13.2 below (the "ORIGINAL TERM"). The term will be extended for successive twelve-month periods ("RENEWAL TERM") if neither party has given written notice of termination at least three months prior to the end of the then current term.

      13.2 Termination. This Agreement and the licenses granted hereby may be terminated by either party as follows:

            13.2.1 Immediately upon failure of the other party to comply with laws and regulations which materially affect such party's contracting rights or reputation, and where such failure can be cured, with thirty
      (30) days written notice of such failure, if such failure is not cured within such thirty (30) days.

            13.2.2 Immediately upon any material breach of this Agreement by the other party, and where such breach can be cured, within thirty (30) days written notice of such breach, if such failure is not cured within such thirty (30) days.

            13.2.3 At the end of any Renewal Term provided notice of such termination is given three (3) months prior to the end of such Renewal Term.

            13.2.4 Immediately by IC as provided in Section 7.2, above.

            13.2.5 Upon written notice in the event the other party (i) is adjudged bankrupt; (ii) becomes insolvent; (iii) makes a general assignment for the benefit of its creditors; (iv) files a voluntary petition of bankruptcy; or (vii) initiates reorganization proceedings as a result of insolvency or takes steps toward liquidation.

      13.3. Duties of FRTI Upon Termination. Upon termination or expiration of this Agreement by IC pursuant to Sections 13.2.1, 13.2.2 or 13.2.5, if requested by IC, FRTI shall continue to host the IC Web Site and the BIOES for up to forty five (45) days. IC shall pay FRTI a customary market rate for the services described in the foregoing sentence. Upon termination or expiration of this Agreement, except as otherwise consistent with their duties hereunder, FRTI shall (i) immediately stop displaying, featuring, linking or in any other manner using any IC Confidential Information, IC Content or any other IC Intellectual Property and shall return such materials directly to IC; (ii) turn over any and all electronically stored copies of such materials within thirty (30) days from the date of termination of this Agreement and/or destroy all of its copies of IC's Intellectual Property and Confidential Information (including all back-up copies or electronic embodiments thereof but excluding all FRTI Intellectual Properties) and "wipe" all electronic files constituting or comprising any Intellectual Property or Confidential Information of IC, unless otherwise directed in writing by IC, and (iii) do all things reasonably necessary to enable IC to transfer the web hosting of the BIOES and the IC Web Site from FRTI to another party designated by IC.

      13.4. Duties of IC Upon Termination. Upon termination or expiration of this Agreement, IC shall (i) immediately stop displaying, featuring, linking or in any other manner using any FRTI Confidential Information, FRTI Content or any other FRTI Intellectual Property and shall return such materials directly to FRTI; (ii) turn over any and all electronically stored copies of such materials within thirty (30) days from the date of termination of this Agreement and/or destroy all of its copies of FRTI's Intellectual Property and Confidential Information (including all back-up copies or electronic embodiments thereof but excluding all IC Intellectual Properties) and "wipe" all electronic files constituting or comprising any Intellectual Property or Confidential Information of FRTI, unless otherwise directed in writing by FRTI, and (iii) do all things reasonably necessary to enable FRTI to transfer the web hosting of the BIOES and the IC Web Site from FRTI to another party designated by IC. Thereafter, FRTI shall be entitled to the residual license fees set forth in section 11.2 of this Agreement or as agreed otherwise in writing. In no event shall IC have any rights to the FRTI Tools or any FRTI Intellectual Properties, or any FRTI Intellectual Properties arising after the termination of this Agreement.

14.   PROPRIETARY RIGHTS AND LICENSE GRANTS

      14.1 Ownership. It is the intent of this Agreement that IC own the Developed Software and all of the work product produced in connection therewith (other than the FRTI Tools and FRTI Intellectual Property). IC shall be the sole and exclusive owner of, and FRTI hereby sells, assigns and transfers to IC: (a) the Developed Software and all ideas, inventions, concepts, discoveries, technologies, improvements, modifications, designs, plans, drawings, artwork, pictures, schematics, descriptions, formulae, computer software, firmware, programs, data files, and derivative works, enhancements or reproductions thereof first developed or conceived in connection with the development of the Developed Software and/or the performance of the Services, (b) all other tangible or intangible materials, products, and things that are produced by or developed for or in connection with the development of the Developed Software and/or the performance of the Services, including related Source and Object Codes, documentation, upgrades, revisions, and any paper, discs, tapes, or other storage devices and media upon which they are located or stored, and (c) all copyrights, patents, trade secrets and other proprietary rights in respect of any of the foregoing ((a) through (c) shall collectively be known as, "IC PRODUCTS"). IC Products do not include the FRTI Intellectual Properties. To the fullest extent permitted by law, all IC Products and the creation or development thereof by FRTI, shall constitute "work for hire" under Section 201 of Title 17 of the United States Code. FRTI agrees to execute and deliver any documents or instruments, and do any such acts or things, as may be reasonably requested by IC (at IC's expense) to evidence such transfers. FRTI agrees to execute and deliver any documents or instruments, and do any such acts or things, as may be reasonably requested by IC (at IC's expense) to evidence such transfers.

      14.2 Patents. If IC, in its sole discretion, determines to seek patent or other protection with respect to the any of the IC Products, FRTI shall cooperate fully and promptly with IC during the term of and after termination or expiration of this Agreement in the application for patents or other protection therefor in the U.S.A. and any foreign countries in the name of IC or its assignee, and FRTI shall promptly execute and deliver any documents or instruments reasonably requested by IC to accomplish such end.

      14.3 Restrictions on FRTI Properties. This Agreement does not grant to IC any title or right of ownership of any kind in or to the FRTI Intellectual Properties. IC will only use the FRTI Intellectual Properties and any other confidential or proprietary information under the license granted pursuant to
Section 14.5, below. IC acknowledges and accepts that the FRTI Intellectual Properties constitutes information confidential and proprietary to FRTI, and IC agrees to hold and protect the FRTI Intellectual Properties in confidence and with at least the same degree of care as

IC protects its own Intellectual Property and Confidential Information. This Agreement does not grant IC any right to modify, reverse engineer, decompile or disassemble the FRTI Intellectual Properties in any manner including, but not limited to, for the purpose of using parts or portions thereof (including individual graphics), including those parts or portions derived by dissection, except under a license from FRTI and payment of fees.

      14.4 Restrictions on Developed Software. This Agreement does not grant to FRTI any title or right of ownership of any kind in or to the Developed Software or any other IC Intellectual Properties. FRTI will only use the Developed Software and IC Intellectual Properties and any other confidential or proprietary information of IC under the terms and conditions of this Agreement. FRTI acknowledges and accepts that the IC Intellectual Properties constitutes information confidential and proprietary to IC, and FRTI agrees to hold and protect the IC Intellectual Properties in confidence and with at least the same degree of care as FRTI protects its own Intellectual Property and Confidential Information. This Agreement does not grant FRTI any right to copy, use, modify, reverse engineer, decompile or disassemble the Developed Software or IC Intellectual Properties in any manner including, but not limited to, for the purpose of using parts or portions thereof (including individual graphics), including those parts or portions derived by dissection. Nothing contained herein shall prevent FRTI from using the FRTI Tools and FRTI Intellectual Properties.

      14.5 FRTI License. FRTI hereby grants to IC a limited, perpetual, non-exclusive, non-transferable, royalty-free (the fees set forth in section
11.2 shall not be deemed royalties), worldwide license to use, provide access to, market, promote, reproduce and display the FRTI Tools and FRTI Intellectual Property solely in connection with creating and displaying the co-branded marketing materials, Links, profiles, and any other requirement set forth herein, as well as the promotion, linking and marketing of the IC Content, IC Web Site, BIOES or as otherwise set forth in this Agreement. Upon the termination of this Agreement, this license shall be limited to only those portions of the FRTI Tools and FRTI Intellectual Property necessary for the IC Web Site to remain operational when hosted by a competent web site hosting service in the same manner as it has historically operated.

      14.6 Use of Intellectual Property. The FRTI Intellectual Property and the IC Intellectual Property may only be used in connection with the performance of the parties respective obligations under this Agreement and not for any other purpose.

      14.7 No Contest of Ownership. IC acknowledges that the FRTI Intellectual Properties are the exclusive and sole property of FRTI. FRTI acknowledges that the IC Intellectual Properties are the exclusive and sole property of IC. Each of IC and FRTI agrees that: (a) it will not contest the ownership or validity of the other's Intellectual Property, (b) any and all rights that might be acquired by its use of the other's Intellectual Property shall inure to the sole benefit of the other, (c) it will not to use or register in any country any Intellectual Properties, trade names, or other designations resembling or confusingly similar to the Intellectual Properties of the other party. Whenever attention is called by one party to the other of any such confusion or risk of confusion, such other party agrees to take appropriate steps immediately to remedy or avoid such confusion.

      14.8 Reasonable Steps to Avoid Compromise of Intellectual Property. Each party shall take reasonable steps to avoid endangering the validity of the other's Intellectual Properties, including compliance with the applicable laws or regulations of all countries where the BIOES related products are marketed. Each party agrees that it will execute trademark registered user agreements and similar documents required to protect or enhance the other's title and rights in its Intellectual Properties.

      14.9 Protection of IP. Each party shall use reasonable efforts to maintain the validity and distinctiveness of the other's Intellectual Properties so as to enhance the goodwill symbolized by such Intellectual Properties. If requested by any party, the other will include in advertising and marketing and sales brochures an appropriate legend stating that the Intellectual Properties of the other party are used under license from such party.

      14.10 Representative Samples. IC agrees to furnish, at no charge, to FRTI, from time to time as requested, representative samples of the products, services, brochures, and other media to which it affixes the FRTI Intellectual Properties.

      14.11 Conforming to Standards of Use. If, at any time, the use of the FRTI Intellectual Properties shall fail to conform to the standards of quality required by the applicable specification and standards, IC shall promptly cease use of such representations of the FRTI Intellectual Properties.

      14.12 Restrictions on Use of FRTI IP. IC shall not use any of the FRTI Intellectual Properties as a corporate name, or as a trade name, nor shall it authorize others to do so.

      14.13 IC License. IC hereby grants to FRTI a limited, non-exclusive, non-transferable, royalty-free, worldwide license to use, provide access to, market, promote, reproduce and display the IC Intellectual Property solely in connection with creating and displaying the IC Content, Links, profiles, and any other requirement set forth herein, as well as the promotion and marketing of the IC Web Site, BIOES, IC Content or as otherwise set forth in this Agreement. Each proposed use may be implemented only with the prior with approval of IC, which shall not be unreasonably be withheld.

      14.14 Co-Extensive Term. The term of the license granted pursuant to
Section 14.13 shall be co-extensive with the term of this Agreement.

15.   MARKETING AND PROMOTION

      On or prior to the date which is 30 days before the Launch Date, and before the end of each one-year period thereafter (each a "FINANCIAL YEAR," except that the first Financial Year shall be from the Launch Date to December 31, 2000), IC shall develop a Marketing Plan for the next succeeding Financial Year, for approval of the Marketing Committee (any such approved Marketing Plan as is approved by the Marketing Committee is referred to herein as the "MARKETING PLAN"). The Marketing Plan shall contain a budget of marketing expenses of the greater of (i) $50,000 and (ii) five percent (5%) of the gross revenues of IC derived from the BIOES, which shall be born equally by IC and FRTI. FRTI shall be entitled to credit towards its obligation to pay marketing expenses for the amounts of any in-kind advertising provided by FRTI, such credit to be determined at it's then-current advertising rate charged to its best customers. Either party may make marketing expenditures without the approval of the Marketing Committee in excess of the budget without the prior written consent of the other party, so long as they do not violate any provision of this Agreement in doing so. Each party agrees to cooperate in the development and execution of the

Marketing Plan. In addition, FRTI agrees to use commercially reasonable efforts to market the BIOES Web Sites to potential customers, including existing customers of FRTI. Those efforts will include, without limitation, engaging in a substantive analysis of existing customers of FRTI to determine which customers may be potential buyers of fixed income securities, and targeting marketing proposals to such prospects.

16.   REPRESENTATIONS AND WARRANTIES

      The parties hereto enter into this Agreement based on the following representations and warranties, which shall survive for 120 days from the execution hereof:

      16.1 Authority to Enter into Agreement. Each party represents and warrants to the other that it has the right and authority to enter into this Agreement, including the attached Statement of Work and Stock Purchase Agreement, and to perform all of its respective obligations and undertakings herein. Each party further represents and warrants to the other that (i) the rights and privileges granted or to be granted hereunder are and shall at all times be free and clear of any liens, claims, charges or encumbrances; and (ii) neither party has not done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other party's full enjoyment of the rights and privileges granted and to be granted under this Agreement.

      16.2 FRTI's Representations and Warranties. FRTI represents and warrants to IC that: (i) all software licenses and hardware that FRTI furnishes to IC were properly and legally obtained; (ii) all content and software delivered or furnished by FRTI to IC shall (a) conform to all current industry standards for Year 2000 compliance (the ability to successfully process dates both before, on and after January 1, 2000), and (b) be free from any virus, material error, disabling device, time bomb, or remote control mechanism that might, or might be utilized to, impede any of IC's operations, damage customers' computer systems environment or software in any respect, or compromise the integrity of any file information or data; (iii) FRTI has not done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish IC's full use and enjoyment of the rights and privileges granted and to be granted to IC under this Agreement; (iv) all of the FRTI Intellectual Properties shall comply with applicable professional standards and all applicable federal, state and local statutes and regulations which pertain to such information and materials and shall not infringe upon or violate the personal or property rights or any other rights of any person or entity (including, without limitation, the rights of patent, copyright, trademark, privacy and publicity); and (v) FRTI owns or has the right to license FRTI Intellectual Properties, including all copyrights where applicable, and has full legal right, power and authority to use, reuse, compile and arrange FRTI Intellectual Properties as contemplated under this Agreement.

      16.3 IC's Representations and Warranties. IC to its knowledge represents and warrants to FRTI that to the extent material to this Agreement: (i) all software licenses and hardware that IC furnishes to FRTI were properly and legally obtained; (ii) all content and software delivered or furnished by IC to FRTI shall (a) conform to all current industry standards for Year 2000 compliance (the ability to successfully process dates both before, on and after January 1, 2000), and (b) be free from any virus, material error, disabling device, time bomb, or remote control mechanism that might, or might be utilized to, impede any of FRTI's operations, damage customers' computer systems environment or software in any respect, or compromise the integrity of any file information or data; (iii) IC has not done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish FRTI's full use and enjoyment of the rights and privileges granted and to be granted to FRTI under this Agreement, (iv) the IC Intellectual Properties shall comply with applicable professional standards and all applicable federal, state and local statutes and regulations which pertain to such information and materials and shall not infringe upon or violate the personal or property rights or any other rights of any person or entity (including, without limitation, the rights of patent, copyright, trademark, privacy and publicity), and (v) IC owns or has the right to license IC Intellectual Properties, including all copyrights where applicable, and has full legal right, power and authority to use, reuse, compile and arrange IC Intellectual Properties as contemplated under this Agreement.

17.   MUTUAL CONFIDENTIALITY

      FRTI and IC each separately agree it shall not, except at the request of the other party, directly or indirectly, disclose to anyone any Confidential Information of the other party, or any client of the other party, or utilize such Confidential Information for its own benefit except as required under this Agreement, or for the benefit of third parties, and all memoranda, notes, records or other documents compiled by it or made available to it under this Agreement pertaining to the business of the other party or its respective clients shall be kept in strict confidence. The foregoing confidentiality obligation shall survive the termination of this Agreement and all Confidential Information shall be returned to the other party upon request. In the event either FRTI or IC discloses Confidential Information of the other party to a person or entity not subject to this Agreement, said disclosure shall not constitute a breach of confidentiality obligation under this Agreement to the extent the disclosing party is able to show that such disclosure is required by operation of law, regulation or similar order, except that the other party shall have the right first to seek a protective or similar order from a court of competent jurisdiction, and the disclosing party will cooperate with the other party at the other party's expense.

18.   INDEMNIFICATION

      18.1 FRTI's Indemnifications. FRTI agrees to indemnify, defend, and hold IC and its successors, officers, directors, employees, affiliates, subsidiaries, agents and consultants harmless from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including attorneys' fees, arising out of, or in connection with the FRTI Intellectual Property or FRTI's breach of any representation, warranty or covenant contained in this Agreement, but if and only if FRTI has committed some wrongful material act or failed to undertake a material action which FRTI had a duty to undertake which causes any of the foregoing.

      18.2 IC's Indemnifications. IC agrees to indemnify, defend and hold FRTI and its successors, officers, directors, employees, affiliates, subsidiaries, agents and consultants harmless from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including attorneys' fees, arising out of, or in connection with the IC Intellectual Property or IC's breach of any representation, warranty or covenant contained in this Agreement, but if and only if IC has committed some wrongful material act or failed to undertake a material action which IC had a duty to undertake which causes any of the foregoing.

      18.3 Mandatory License. The parties agree that if any part of a party's Properties are adjudged by a court of competent jurisdiction to be an infringement of any U.S. Intellectual Property right of a third party, the infringing party will make a reasonable effort to procure a license from the person holding said U.S. Intellectual Property right, or to modify the party's Properties, as the case may be, to avoid any infringement, but if and only if there is no reasonable commercial alternative to procuring such a license. If the infringing party is unable to procure a license after making a commercially reasonable effort, and is unable to modify its Properties within reasonable commercial limits, the infringing party will indemnify and hold the non-infringing party harmless from any and all resulting Claims, fees, or other penalties. The non-infringing party shall make all reasonable efforts to mitigate and avoid damages and costs for which the infringing party might become liable.

      18.4 Indemnification Procedure. The indemnitor must afford the other party the opportunity to participate, at its own expense, in any claim; provided, however, that so long as the indemnitor is conducting a good faith and diligent defense at its own expense, the indemnitor shall at all times have the right to control all aspects of the handling of such claim, including but not limited to, the selection of counsel, and any compromise, settlement or other resolution of such claim; and provided further that indemnitor shall not have the right to settle any claim against indemnitee without indemnitee's written consent, unless such settlement provides for a full release of all liability against indemnitee without any payment by or admission of liability by indemnitee. Notwithstanding, if the indemnitor is likewise named in an action or proceeding and representation of the indemnified parties by the same counsel would be inappropriate under applicable standards of professional conduct, or if such diligent good faith defense is not being or ceases to be conducted, the expense of separate counsel for indemnified parties shall be paid by the Indemnitor, and the indemnified parties shall have the right to undertake the defense with counsel of their choice and shall have the right to compromise or settle such claim, liability, action or expense.

      18.5 Limitation On Liability. Notwithstanding the foregoing, the market data, Products and information provided with FRTI's services are believed to be reliable and FRTI agrees to run reasonable control checks thereon to verify that the data transmitted by FRTI is the same as the data received from the various exchanges and other information sources. However, FRTI does not warrant or guarantee such accuracy and shall not be subject to liability for truth, accuracy, or completeness of the information conveyed to a customer or IC or for errors, mistakes or omissions therein or for any delays or interruptions of the data or information stream from whatever cause. FRTI advises that customers always consult a securities broker or other authorized financial advisor or representative to verify the accuracy of the securities prices before making any investments or other financial decisions.

      Notwithstanding the foregoing, FRTI shall not be responsible for, nor be in default under this Agreement due to delays or failure of performance resulting from Internet Service Provider delivery problems or failure, or any communication or delivery problems associated with customer's receipt of the data or services, or FRTI user e-mail. Furthermore, FRTI shall not be responsible for nor in default due to acts or causes beyond its control, including but not limited to: acts of God, strikes, lockouts, communications line or equipment failures, security breaches, hacking incidents, tortuous acts or crimes, power failures, earthquakes, or other disasters.

      Notwithstanding anything else contained in this Section 18, IC shall not be responsible for any violation by FRTI of any law, rule or regulation to which FRTI is or may become subject.

19.   DISCLAIMER AND LIMITATION OF LIABILITIES

      19.1 Disclaimer of Warranties. THE WARRANTIES SET FORTH HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE RESPECTIVE PARTIES. THE PARTIES EXPRESSLY DISCLAIM, AND HEREBY EXPRESSLY WAIVE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      19.2 Limitation of Liability. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR OBLIGATIONS ARISING UNDER SECTION 18 ("INDEMNIFICATION") AND ANY BREACH OF SECTION 17 ("MUTUAL CONFIDENTIALITY"), OR
SECTION 16 ("REPRESENTATIONS AND WARRANTIES"), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER USER FOR ANY LOSS OF BUSINESS OR PROFITS, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION OF LIABILITY REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT.

20.   GENERAL

      20.1 Notices. All notices and requests in connection with this Agreement are to be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as a party may designate in writing pursuant to this notice provision:

      To FRTI                                  To IC:
      Attn: Brad Gunn, President               Attn: Mark Martis, Chief Operating Officer
      3333 Michelson Drive, Suite 430          150 South Rodeo Drive, Suite 100
      Irvine, CA 92612                         Beverly Hills, California
      Phone:949.833.2959, Ext. 101             Phone: 310.246.3674
      Email: first@corp.freerealtime.com       Email: mmartis@imperialcapital.com

      With a copy to:                          With a copy to:
      Russell M. Frandsen                      Scott Alderton
      Radcliff Frandsen &  Dongell             Troop Steuber Pasich Reddick & Tobey
      777 S. Figueroa Street, 40th Floor       2029 Century Park East, 24th Floor
      Los Angeles, CA 90017                    Los Angeles, CA  90211
      Tel: 213-604-1990                        el: 310.728.3222
      Email: rmfrandsen@aol.com                Email: swalderton@trooplaw.com

      20.2 Independent Contractors. FRTI and IC are independent contractors of each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

      20.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal proceeding arising out of or relating to this Agreement or its alleged breach shall be brought exclusively in a State or Federal Court sitting in the State of California, County of Los Angeles, and the parties agree to such exclusive venue.

      20.4 Assignment. This Agreement may not be assigned by a party without the prior written consent of the other party, except that either party may assign its rights and obligations under this Agreement to an affiliate without the written consent of the other party; provided, however' that any such assignment shall not relieve such party of its obligations hereunder to the other party. Subject to the forgoing, this Agreement is binding upon and inures to the benefit of each party's respective successors and lawful assigns.

      20.5 Modification and Waivers. No purported amendment, modification or waiver of any provision of this Agreement is binding unless set forth in a written document signed by all parties (in the case of amendments and modifications) or by the party to be charged (in the case of waivers). Any waiver is limited to the circumstance or event specifically referenced in the written waiver document and is not to be deemed a waiver of any other term or provision of this Agreement or of the same circumstance or event upon any recurrence of the waived activity.

      20.6 Survivability. Sections 11, 12, 13.3, 13.4, 14, 16, 17, 18, 19, and
20 shall survive the expiration or termination of this Agreement.

      20.7 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

      20.8 Entire Agreement. This Agreement (including all exhibits, annexes and schedules) constitutes the sole and entire agreement between the parties with respect to the services contemplated herein, supercedes all prior and contemporaneous written and oral agreements, understandings and representations between the parties, and constitutes the entire understanding of the parties with respect to the subject matter hereof.

      20.9 Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

      20.10 Captions. All captions contained in this Agreement are for reference only and do not interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

      20.11 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all parties had executed the same counterpart. All counterparts shall be construed together and shall constitute one Agreement.

      20.12 Number; Gender. As used in this Agreement and when required by the context, the singular number shall include the plural and the masculine gender shall include the feminine and neuter genders and the word "person" shall include corporation, firm, partnership, individual, or other form of association.

      20.13 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be finally resolved in Los Angeles County, California, in accordance with the arbitration and conciliation procedures set forth in Rules of the American Arbitration Association in force on the date of this Agreement.

            The arbitration shall be heard and determined by three arbitrators. Each party shall appoint one arbitrator. The presiding arbitrator shall be selected by the two arbitrators appointed by the parties.

            The award shall include interest from the date the claims were submitted to the party against whom the claims were made pursuant to Section 20.15.

            To the extent that the rules of the American Arbitration Association do not provide a rule for a particular circumstance, then California Code of Civil Procedure, part 3, title 9 shall apply. If however, the matter subject to arbitration is deemed to be an international commercial arbitration within the meaning of California Code of Civil Procedure Section 1297.12, then California Code of Civil Procedure, part 3, title 9.3 shall apply to the extent that the Rules of the American Arbitration Association do not provide a rule. In any event, the parties shall have the right to take depositions and obtain discovery in accordance with California Code of Civil Procedure Section 1283.05 and
Section 1283.1.

            For purposes of California Code of Civil Procedure Section 1281.8 (relating to the issuance by a court of provisional remedies), the Parties agree that in any provision of this Agreement relating to confidential information or the protection of intellectual property, it shall be conclusively presumed that the arbitration award to which a party may be entitled may be rendered ineffectual without an appropriate provisional remedy to which the party may otherwise be entitled.

            The Parties acknowledge and agree that the legal remedies available to the other party(ies) to this Agreement for redress of a violation of the covenants and agreements set forth in this Agreement would be inadequate and that the nonbreaching party(ies) shall be entitled, without posting any bond or other security, to temporary, preliminary and permanent injunctive relief, specific performance, and other equitable remedies, in addition to other remedies to which the nonbreaching party(ies) may be entitled at law or in equity.

      20.14 Time to Bring Actions. All actions arising under this Agreement or out of the transactions pursuant thereto shall be brought within one year from the date of the occurrence giving rise to such cause of action. Any action not brought within such time shall be conclusively deemed waived and such waiver shall be an absolute defense.

      20.15 Remedies. Each party shall be entitled to exercise all remedies at law or in equity. All remedies shall be cumulative. The pursuit by one party of a particular remedy shall not constitute a waiver of any right to pursue any other remedy, either concurrently or subsequently to seeking any other remedy. A waiver of one remedy at one point in time shall not constitute a waiver of the same remedy at another point in time. A party shall be entitled to prejudgment interest at the highest legal rate from the time of default until the time of judgment, and shall be entitled to postjudgment interest at the highest legal rate until the judgment is satisfied.

      20.16 Further Actions. Subject to the terms and conditions hereof, each of the Parties agrees to use its best efforts before and after the Closing to take, or cause to be taken, all reasonable action and to do, or cause to be done, all reasonable things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with a party as are required in connection with the consummation of the transactions contemplated hereby; (ii) effecting all necessary registrations and filings; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) furnishing to each other such information and assistance as reasonably may be requested in connection with the foregoing.

      20.17. Force Majeure. Anything to the contrary in this Agreement notwithstanding, no party shall be liable to any other party for any loss, injury, delay, damage, or other casualty suffered or incurred by such other party hereto due to riots, storms, forces, earthquakes, floods, other phenomena of nature, explosions, embargoes, governmental or other laws and regulations, coups, rebellions, strikes, boycotts, litigation or labor disputes, tortious acts of any other person, acts of God, war, fire, explosions, accidents, power outages, fuel shortages, water shortages, terrorist acts, acts of any government or governmental agency, changes in tariffs or duties, criminal acts, transportation interruptions, communications interruptions, the failure of banks or other financial institutions to perform according to expected practices and standards, the failure or inability of any supplier or vendor to manufacture, obtain or deliver any product or service with whom a party has contracted, the death or sudden incapacity of a key employee or agent of a party, or any other cause that is beyond the reasonable control of such party hereto. Any failure or delay by either party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. The doctrine of ejusdem generis is hereby rejected and waived, and shall not be applied to this Agreement.

      20.18 Punitive Damages. Each party waives all rights which such Party might have to recover punitive or exemplary damages for the conduct of the other Party arising out of, in connection with, or related directly or indirectly to the alleged nonperformance or breach by a Party of its obligations under this Agreement or otherwise arising by operation of law.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.


IMPERIAL CAPITAL, LLC                  FREEREALTIME.COM, INC.



By:___________________________         By:______________________________
Its:___________________________        Its:______________________________